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                                                           EXHIBIT 12

                       INDIANA GAS COMPANY, INC.
                       AND SUBSIDIARY COMPANIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands, Except Ratios)

                                             Fiscal Year Ended September 30
                                        1996     1995     1994     1993     1992
Earnings:
 Net income                          $38,630  $32,109  $34,596  $28,534  $25,743
   Income taxes                       22,568   18,630   17,977   16,030   12,800
   Fixed charges (see below)          16,844   16,395   16,986   17,556   15,642
Total adjusted earnings              $78,042  $67,134  $69,559  $62,120  $54,185


Fixed charges:
 Total interest expense              $15,907  $15,530  $16,037  $16,640  $14,556
 Interest component of rents             937      865      949      916    1,086
Total fixed charges                  $16,844  $16,395  $16,986  $17,556  $15,642

Ratio of earnings to fixed charges       4.6      4.1      4.1      3.5      3.5
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